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                                                                    EXHIBIT 99.1


CIVITAS BANKGROUP, INC. ANNOUNCES INTENT TO REDEEM TRUST PREFERRED SECURITIES

FRANKLIN, Tenn. - Civitas BankGroup (OTC: CVBG) announced that, subject to the receipt of any required regulatory approvals, it will redeem the $8,000,000 of Trust Preferred Securities originally issued on December 29, 2000 by Cumberland Capital Trust I. The Trust Preferred Securities are expected to be redeemed on December 29, 2005.

Civitas anticipates that, upon receipt of any required regulatory approvals, it will establish a new trust that will issue a new series of Trust Preferred Securities in the amount of approximately $13,000,000. The proceeds of the new issue will be used to redeem the current Trust Preferred Securities and to repay outstanding indebtedness under an operating loan.

"We intend to accomplish two objectives with this transaction," explained Richard E. Herrington, President of Civitas BankGroup. "First, we anticipate lowering our interest expense by approximately $200,000 per year through a lower interest rate on the new Trust Preferred Securities. Second, we will be exchanging amortizing corporate debt for non-amortizing mezzanine debt that will provide a better capital base for future growth."

Civitas BankGroup is a bank holding company operating in Middle Tennessee through Cumberland Bank. The company also owns 50% of Nashville's Insurors Bank and the Murray Bank in Murray, Kentucky.

THE STATEMENTS CONTAINED IN THIS RELEASE WHICH ARE NOT HISTORICAL FACTS ARE FORWARD-LOOKING STATEMENTS MADE PURSUANT TO THE SAFE HARBOR PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. FORWARD-LOOKING STATEMENTS DESCRIBING OUR FUTURE PLANS, PROJECTIONS, STRATEGIES AND EXPECTATIONS, ARE BASED ON ASSUMPTIONS AND INVOLVE A NUMBER OF RISKS AND UNCERTAINTIES, MANY OF WHICH ARE BEYOND OUR CONTROL. ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE PROJECTED DUE TO CHANGES IN INTEREST RATES, DECISIONS OF REGULATORY AGENCIES REGARDING THE REDEMPTION AND ISSUANCE OF TRUST PREFERRED SECURITIES, COMPETITION IN THE INDUSTRY, CHANGES IN LOCAL AND NATIONAL ECONOMIC CONDITIONS AND VARIOUS OTHER FACTORS. ADDITIONAL INFORMATION CONCERNING SUCH FACTORS, WHICH COULD AFFECT US, IS CONTAINED IN OUR FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION.